Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for February 28, 2011. Net assets of the Fund were unaffected by the reclassifications.

                 Reduction                              Increase
                                                                                                                                        to Accumulated                   to Accumulated
                                                                                  Increase to                                   Net Investment                       Net Realized
                                                                          Paid-in Capital                                                    Loss        Loss on Investments3
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                                                                                          $1,721                                               $35,316                                     $37,037

3. $12,920, all of which was long-term capital gain,was distributed in connection with Fund share redemptions.